[ARTICLE]              5
[LEGEND]
This schedule contains the Loan Agreement dated November 25, 1996 by and between Advanced Environmental Systems, Inc. and Carylyn K. Bell.



	LOAN AGREEMENT


	THIS LOAN AGREEMENT (the "Agreement") is made by and between Advanced Environmental Systems, Inc., and New York corporation ("Borrower"), and Carylyn K. Bell, an individual Colorado resident ("Lender"). Borrower and Lender are sometimes collectively referred to herein as the "Parties."

	RECITALS

       A. Borrower is a holding company which owns 100% of the issued outstanding shares of stock of Advanced Energy Corporation, a Delaware corporation ("AEC"). AEC is the owner of 100% of the issued outstanding shares of stock of International Catalyst, Inc., a Nevada corporation ("INCAT"). Neither Borrower nor AEC has any operations or any assets other than the shares of stock which it holds of AEC and INCAT, respectively.

       B. Borrower files consolidated tax returns with AEC and INCAT and has filed claims for the refunds listed on Exhibit A attached hereto and made a part hereof (the "Tax Refunds"). Borrower anticipates that the Tax Refunds will be received within approximately 45 to 90 days of the filing of the claims for the Tax Refunds. Due to the urgent needs for cash by INCAT, Borrower desires to obtain a loan secured by the Tax Refunds, the net proceeds of which will be made available by Borrower directly or indirectly to INCAT.

       C. Lender is a principal shareholder of Borrower and the wife of Borrower's President who also serves as one of Borrower's Directors, and, therefore, is familiar with the condition and prospects of Borrower, AEC and INCAT, and desires to assist them by making a loan secured by the Tax Refunds.

       D. The Parties now desire to enter into this Agreement pursuant to which Borrower shall borrow from Lender and Lender shall lend to Borrower $425,000 secured by the Tax Refunds on the terms and conditions hereinafter set forth:

NOW, THEREFORE, in consideration of the Recitals and the agreements hereunder set forth, the Parties agree as follows:

	AGREEMENT

       1. Amount of Loan, Interest Rate. Upon the Closing as hereinafter defined, Borrower shall borrow from Lender and Lender shall loan to Borrower $425,000 (the "Loan"), which Loan shall be evidenced by the Promissory Note (the "Note") of Borrower payable to Lender. The form of Note to be delivered to Lender by Borrower shall be generally in the form attached hereto and made a part hereof as Exhibit B. The outstanding balance of the Loan from time to time shall bear interest at the Prime Rate charged from time to time by Key Bank Denver plus 2% (the "Interest Rate"). The principal and interest payable pursuant to the Loan shall be due and payable in full on March 25, 1997; provided, however, that Borrower shall prepay to Lender within three business days of the receipt thereof, all amounts received by Borrower in respect of the Tax Refunds. Lender shall apply any amounts so received first to the principal of the Loan, then to the Fees as hereafter defined and interest then due and payable.

       2. Guaranty by IST. The majority shareholder of the Borrower, Industrial Services Technologies, Inc., a Colorado corporation ("IST"), shall guarantee payment of the Loan. The guaranty shall be generally in the form of guaranty (the "Guaranty") attached hereto and made a part hereof as Exhibit C.

       3.  Fees. Borrowers shall pay to Lender on or before the earlier of
(i) March 25, 1995, or (ii) the date on which the principal amount of the Loan is prepaid in full, the following fees (the "Fees"): (a) a fee equal to 2.5% of the original principal amount of the Loan; and (b) in the event or any portion of the Loan shall have not been repaid by January 25, 1997, an additional fee equal to 2% of the then outstanding principal balance of the Loan.

       4. Collateral. At the Closing, to secure all obligations (the "Obligations") of Borrower to Lender pursuant to this Agreement and all documents executed in connection therewith (collectively, the "Loan Documents"), Borrower shall grant Lender a first priority security interest in and to the claims for the Tax Refunds, the proceeds thereof and all books and records of Borrower relating thereto (the "Collateral"), which grant shall be evidenced by the execution and delivery of a security agreement in the form of the security agreement (the "Security Agreement") attached hereto and part hereof as Exhibit D. Borrower shall, at its sole cost and expense, file Uniform Commercial Code financing statements (the "Financing Statements") in favor of Lender with the Offices of the Secretaries of States of New York and Colorado.

		     5.	Representations of Borrower.  Borrower represents to Lender as follows:

               a. Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York.

               b. The execution, delivery and performance by Borrower of this Agreement and all documents and instruments to be delivered pursuant hereto have been duly authorized by all necessary corporate action and do not contravene the Borrower's Certificate of Incorporation or Bylaws.

               c. The Tax Refunds are owned by Borrower free and clear of liens in favor of any other persons or entities and Borrower has full corporate power and authority to grant a first priority security interest in the Tax Refunds to Lender.

               d. This Agreement constitutes the legal, valid and binding obligation of Borrower enforceable against it in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and principles of equity.

       6. Representations of Lender. Lender represents and warrants to Borrower as follows:

               a. Lender, as a principal shareholder of Borrower, has a direct financial interest in Borrower and, therefore, desires to make the Loan.

               b. Lender acknowledges that she has had a full opportunity to inspect, review and otherwise familiarize herself completely with respect to the financial condition and prospects of Borrower and IST andto familiarize herself completely with respect to the Tax Refunds.

               c. All representations and warranties in the form of Subscription Agreement attached hereto and made part hereof as Exhibit E are true and correct as the date hereof and shall be true and correct as of the date of the Closing and are hereby incorporated in this Loan Agreement by reference.

        7. Closing. The Closing shall take place at the offices of IST, Suite 2300, 370 Seventeenth Street, Denver, Colorado 80202 on November 25, 1996 at 10 A.M. or at such other time and place as is mutually agreeable to
the Parties.   At the Closing, the following documents shall be delivered by
Borrower to Lender:

                a. Secretary-Treasurer's Certificate of Borrower regarding Directors' resolutions of Borrower approving the Loan.

             			b.	The Note.

             			c.	The Security Agreement.

                d. Officer's Certificate of Guarantor regarding Directors' resolutions of Guarantor approving the Guaranty.

             			e.	The Guaranty.

                f. The Financing Statements with evidence of the filing of the Financing Statements or the delivery of the Financing Statements to a third party service such as CT Corporation System with instructions for filing.

		At the Closing, Lender shall deliver to Borrower the following:

			a.	The Subscription Agreement.

   b. The $425,000 principal amount of the Loan to be delivered by wire transfer to the account of AES or such third party as AES directs in accordance with the following wire transfer instructions, which delivery of funds, Borrower acknowledges as being made on its behalf and for which Borrower hereby acknowledges receipt notwithstanding the delivery of the funds at its direction to a third party:






       8. Notices. Any notice required or permitted to be given under this Agreement will be given in writing to the Parties at their respective address as set forth below:

			a.	Advanced Environmental Systems, Inc.
				730 17th Street, Ste. 712
				Denver, Colorado  80202
				Attention: Alfred O. Brehmer, Secretary-Treasurer

			b.	Carylyn K. Bell
				2750 East Cedar Avenue
				Denver, Colorado  80209

Notices may be sent by personal delivery or by certified mail, return receipt requested, postage prepaid. Notices delivered by personal delivery shall be effective when delivered if delivered on a business day, otherwise on the first business day following delivery and if sent by certified mail, on the earlier of actual receipt or the third business day following the day sent. Either Party may change its or her address by notice given to the other in accordance with this section.

       9. Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement and understanding between the Parties with respect to the subject matter and supersedes all prior understandings, proposals and communications on the subject matter.

       10. Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Colorado. Each Party irrevocably consents to the personal jurisdiction and placement of venue in the state and federal courts located within the City and County of Denver for the purposes of enforcing this Agreement, and agrees that such courts will exclusively constitute the permitted forums for resolving disputes under or in connection with this Agreement.

11. Severability. If any provision of this Agreement or portion of any such provision is held invalid or unenforceable as written by a court of competent jurisdiction, such provisions or portion thereof affected by such holding will be modified, to the extent possible, by reducing its scope or duration so that it is enforceable to the maximum extent permissible. If said modification is not possible, the affected provision or portion thereof will be stricken, and all remaining provision of this Agreement will continue in full force and effect.

		     12.	Miscellaneous.

               a. No Party will assign this Agreement or any portion thereof to any third party without the prior written consent of the other, which either Party may withhold in its sole discretion.

               b. The warranties, representations and covenants of the Parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.

               c. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

              d. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

              e. Irrespective of whether the Closing is effected, each Party shall be responsible for its respective costs and expenses incurred with respect to the negotiation, execution, delivery and performance of this Agreement. Each Party represents to the other that it or she has relied its or her own advisors and legal counsel in connection with the negotiation, execution, delivery and performance of this Agreement.

	DATED THIS to be effective as of the 25th day of November, 1996.
               				ADVANCED ENVIRONMENTAL SYSTEMS, INC.,
                          a New York corporation


By: /s/ Carylyn K. Bell
CARYLYN K. BELL, individually				Authorized Officer



	EXHIBIT A


	Advanced Environmental Systems, Inc.
	Federal Form 1139 Corporation Application for Tentative
		Refund							       		$272,822.00

	Advanced Environmental Systems, Inc.
	Federal Income tax returns for the year ended
		March 31, 1996			 					185,993.00

		Total									       	$458,815.00